                                              Filed Pursuant to Rule 424(B)(3)
                                              Registration No. 333-101234
                                              Registration No. 333-101234-11

Prospectus

                      Plains All American Pipeline, L.P.
                               PAA Finance Corp.

                            Offer to Exchange up to
                 $200,000,000 of 7 3/4% Senior Notes due 2012

                                      for

                 $200,000,000 of 7 3/4% Senior Notes due 2012
          that have been Registered under the Securities Act of 1933

                          Terms of the Exchange Offer

..   We are offering to exchange up to $200,000,000 of our outstanding 7 3/4%
    Senior Notes due 2012 for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

..   We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

The exchange offer expires at 5:00 p.m., New York City time, on January 8, 2002, unless extended. We do not currently intend to extend the exchange offer.

..   Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

..   The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

      Terms of the New 7 3/4% Senior Notes Offered in the Exchange Offer

Maturity

..   The new notes will mature on October 15, 2012.

Interest

..   Interest on the new notes is payable on April 15 and October 15 of each year, beginning April 15, 2003.

..   Interest will accrue from September 25, 2002.

Redemption

..   We may redeem the notes, in whole or in part, at any time at a price equal to 100% of the principal amount of the notes to be redeemed plus a make-whole premium described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

..   If we experience a change of control, subject to certain conditions, we must offer to purchase the new notes.

Ranking

..   The new notes are unsecured. The new notes rank equally in right of payment with all of our other existing and future senior unsecured debt and senior in right of payment to all of our future subordinated debt.

                               -----------------

   Please read "Risk Factors" on page 6 for a discussion of factors you should consider before participating in the exchange offer.

                               -----------------

   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

   Each broker-dealer that receives the new notes for its own account pursuant to this exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of the new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of one year from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                               -----------------

               The date of this prospectus is November 26, 2002.

   This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

                               -----------------

                               TABLE OF CONTENTS

              Prospectus Summary.............................  1
              Risk Factors...................................  6
              Exchange Offer................................. 12
              Ratios of Earnings to Fixed Charges............ 23
              Use of Proceeds................................ 23
              Description of the New Notes................... 24
              Federal Income Tax Considerations.............. 63
              Plan of Distribution........................... 64
              Legal Matters.................................. 65
              Experts........................................ 65
              Where You Can Find More Information............ 65
              Incorporation of Certain Documents by Reference 66

                               -----------------

                              PROSPECTUS SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference before making an investment decision. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read "Forward-Looking Statements." References to the "notes" in this prospectus include both the outstanding notes and the new notes.

Plains All American Pipeline, L.P.

   We are a publicly traded Delaware limited partnership engaged in interstate and intrastate marketing, transportation and terminalling of crude oil and marketing of liquefied petroleum gas, or LPG. We have an extensive network in the United States and Canada of pipeline transportation, storage and gathering assets in key oil producing basins and at major market hubs. Several members of our existing management team founded this midstream crude oil business in 1992 and we completed our initial public offering in 1998. Our operations are concentrated in Texas, California, Oklahoma and Louisiana and in the Canadian provinces of Alberta and Saskatchewan.

   Our executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002 and our telephone number is (713) 646-4100.

                              The Exchange Offer

   On September 25, 2002, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchaser in the private offering in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer within 210 days after the date we issued the outstanding notes.

Exchange Offer..............  We are offering to exchange new notes for outstanding notes.

Expiration Date.............  The exchange offer will expire at 5:00 p.m. New
                              York City time, on January 8, 2002, unless we decide to extend it.

Condition to the Exchange
  Offer.....................  The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

Procedures for Tendering
  Outstanding Notes.........  To participate in the exchange offer, you must complete, sign and date the letter of
                              transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to Wachovia Bank, National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

                              If your outstanding notes are held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                              If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

                              For more information on tendering your
                              outstanding notes, please refer to the sections in this prospectus entitled "Exchange Offer--Terms of the Exchange Offer," "--Procedures for Tendering" and "--Book-Entry Transfer."

Guaranteed Delivery
  Procedures................  If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in "Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal of Tenders.......  You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer.

Acceptance of Outstanding
  Notes and Delivery of New
  Notes.....................  If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer--Terms of the Exchange Offer."

Fees and Expenses...........  We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer--Fees and Expenses."

Use of Proceeds.............  The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to
  Exchange Outstanding Notes  If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax
  Considerations............  The exchange of new notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Federal Income Tax Considerations."

Exchange Agent..............  We have appointed Wachovia Bank, National
                              Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: Wachovia Bank, National Association, Customer Information Center, Corporate Trust Operations--NC1153, 1525 West W. T. Harris Blvd. 3C3, Charlotte, North Carolina 28288. Eligible institutions may make requests by facsimile at (704) 590-7628.

                            Terms of the New Notes

   The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

   The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled "Description of the New Notes."

Issuers.....................  Plains All American Pipeline, L.P. and PAA
                              Finance Corp.

                              PAA Finance Corp., a Delaware corporation, is an indirect wholly owned subsidiary of Plains All American Pipeline that has been organized for the sole purpose of co-issuing the notes. PAA Finance Corp. will not have any operations of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the notes.

Notes Offered...............  $200,000,000 in aggregate principal amount of
                              7 3/4% senior notes due 2012.

Maturity Date...............  October 15, 2012.

Interest Payment Dates......  We will pay interest on the notes on April 15 and
                              October 15 of each year, beginning April 15, 2003.

Optional Redemption.........  We may redeem the notes, in whole or in part, at any time at a price equal to 100% of the principal amount of the notes to be redeemed plus a make-whole premium described in the "Description of the New Notes--Optional Redemption" section of this prospectus, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control...........  If a change of control occurs, as described under
                              "Description of the New Notes--Repurchase at the Option of Holders--Change of Control," each holder of notes will have the right to require us to purchase its notes at 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

Guarantees..................  Initially, all payments with respect to the notes
                              (including principal and interest) are fully and unconditionally guaranteed, jointly and severally, by substantially all of our existing subsidiaries. In the future our restricted subsidiaries that incur certain indebtedness or that guarantee other indebtedness of ours or another restricted subsidiary must also guarantee the notes. The guarantees are also subject to release in certain circumstances. The guarantees are general unsecured obligations of the subsidiary guarantors and rank equally with the existing and future senior unsecured indebtedness of the subsidiary guarantors.

Ranking.....................  The new notes are unsecured. The new notes rank equally in right of payment with all of our other existing and future senior unsecured debt and senior in right of payment to all of our future subordinated debt.

Restrictive Covenants.......  The indenture governing the notes will contain covenants that limit our ability and our restricted subsidiaries' ability to, among other things:

                             .   incur additional indebtedness;

                             .   make investments and other restricted payments;

                             .   create restrictions on the payment of
                                 dividends or other amounts to us from our restricted subsidiaries;

                             .   incur liens;

                             .   engage in transactions with affiliates;

                             .   sell assets; and

                             .   consolidate, merge or transfer assets.

                              Each covenant contains a number of important exceptions and qualifications that are described in the "Description of the New Notes" section of this prospectus. Many of the covenants will terminate if at least two of three specified rating agencies assign the notes an investment grade rating.

Transfer Restrictions;
  Absence of a Public Market
  for the Notes.............  The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes.

                                 RISK FACTORS

   In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors relating to our partnership and the exchange offer and the new notes should be considered carefully in deciding whether to participate in the exchange offer.

Risks Related to Our Business

   The level of our profitability is dependent upon an adequate supply of crude oil from fields located offshore and onshore California. Production from these offshore fields has experienced substantial production declines since 1995.

   A significant portion of our gross margin is derived from pipeline transportation margins associated with the Santa Ynez and Point Arguello fields located offshore California. We expect that there will continue to be natural production declines from each of these fields as the underlying reservoirs are depleted. A 5,000 barrel per day decline in volumes shipped from these fields would result in a decrease in annual pipeline tariff revenues of approximately $3.2 million. In addition, any production disruption from these fields due to production problems, transportation problems or other reasons would have a material adverse effect on our business.

   Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.

   Making acquisitions is an integral component of our business strategy. Accordingly, from time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. The Shell acquisition represents a significant acquisition for us and, as a result, we may encounter difficulties integrating this acquisition with our existing business and our other recent acquisitions and successfully managing the rapid growth we expect to experience from these acquisitions. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

   Our crude oil marketing business requires extensive credit risk management that may not be adequate to protect against customer nonpayment.

   As a result of business failures, revelations of material misrepresentations and related financial restatements by several large, well-known companies in various industries over the past year, there have been significant disruptions and extreme volatility in the financial markets and credit markets. Because of the credit intensive nature of the energy industry and troubling disclosures by several large, diversified energy companies, the energy industry has been especially impacted by these developments, with the rating agencies downgrading a number of large, energy related companies. Accordingly, in this environment we are exposed to an increased level of direct and indirect counter-party credit and performance risk. There can be no assurance that we have adequately assessed the credit worthiness of our existing or future counter-parties or that there will not be an unanticipated deterioration in their credit worthiness, which could have an adverse impact on us.

   The profitability of our pipeline operations depends on the volume of crude oil shipped by third parties.

   Third party shippers generally do not have long-term contractual commitments to ship crude oil on our pipelines. A decision by a shipper to substantially reduce or cease to ship volumes of crude oil on our pipelines could cause a significant decline in our revenues. For example, an average 25,000 barrel per day variance in the Basin Pipeline System, the primary asset we acquired from Shell, equivalent to an approximate 9% volume variance on that pipeline system, would result in an approximate $3.4 million change in annualized gross margin.

   In 1999, we suffered a large loss from unauthorized crude oil trading by a former employee. A loss of this kind could occur again in the future in spite of our best efforts to prevent it.

   Generally, it is our policy that as we purchase crude oil, we establish a margin by selling crude oil for physical delivery to third party users, such as independent refiners or major oil companies, or by entering into a future delivery obligation under futures contracts on the NYMEX. Through these transactions, we seek to maintain a position that is substantially balanced between purchases, on the one hand, and sales or future delivery obligations, on the other hand. Our policy is not to acquire and hold crude oil, futures contracts or derivative products for the purpose of speculating on price changes. We discovered in November 1999 that this policy was violated by one of our former employees, which resulted in losses of approximately $174.0 million, including estimated costs and legal expenses. In 2000, we recognized an additional charge of approximately $7.0 million for litigation related to the unauthorized trading losses. We have taken steps within our organization to enhance our processes and procedures to prevent future unauthorized trading. We cannot assure you, however, that these steps will detect and prevent all violations of our trading policies and procedures, particularly if deception or other intentional misconduct is involved.

   The success of our business strategy to increase and optimize throughput on our pipeline and gathering assets is dependent upon our securing additional supplies of crude oil.

   Our operating results are dependent upon securing additional supplies of crude oil from increased production by oil companies and aggressive lease gathering efforts. The ability of producers to increase production is dependent on the prevailing market price of oil, the exploration and production budgets of the major and independent oil companies, the depletion rate of existing reservoirs, the success of new wells drilled, environmental concerns, regulatory initiatives and other matters beyond our control. There can be no assurance that production of crude oil will rise to sufficient levels to cause an increase in the throughput on our pipeline and gathering assets.

   Our operations are dependent upon demand for crude oil by refiners in the Midwest and on the Gulf Coast. Any decrease in this demand could adversely affect our business.

   Demand also depends on the ability and willingness of shippers having access to our transportation assets to satisfy their demand by deliveries through those assets, and any decrease in this demand could adversely affect our business. Demand for crude oil is dependent upon the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce demand.

   We face intense competition in our terminalling and storage activities and gathering and marketing activities.

   Our competitors include other crude oil pipelines, the major integrated oil companies, their marketing affiliates, and independent gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Some of these competitors have capital resources many times greater than ours and control substantially greater supplies of crude oil.

   The profitability of our gathering and marketing activities depends primarily on the volumes of crude oil we purchase and gather.

   To maintain the volumes of crude oil we purchase, we must continue to contract for new supplies of crude oil to offset volumes lost because of natural declines in crude oil production from depleting wells or volumes lost to competitors. Replacement of lost volumes of crude oil is particularly difficult in an environment where production is low and competition to gather available production is intense. Generally, because producers experience inconveniences in switching crude oil purchasers, such as delays in receipt of proceeds while awaiting the preparation of new division orders, producers typically do not change purchasers on the basis of minor variations in price. Thus, we may experience difficulty acquiring crude oil at the wellhead in areas where there are existing relationships between producers and other gatherers and purchasers of crude oil. We estimate that a 5,000 barrel per day decrease in barrels gathered by us would have an approximate $900,000 per year negative impact on gross margin. This impact is based on a reasonable margin throughout various market conditions. Actual margins vary based on the location of the crude oil, the strength or weakness of the market and the grade or quality of crude oil.

   We are exposed to the credit risk of our customers in the ordinary course of our gathering and marketing activities.

   In those cases where we provide division order services for crude oil purchased at the wellhead, we may be responsible for distribution of proceeds to all parties. In other cases, we pay all of or a portion of the production proceeds to an operator who distributes these proceeds to the various interest owners. These arrangements expose us to operator credit risk, and there can be no assurance that we will not experience losses in dealings with other parties.

   Our operations are subject to federal and state environmental and safety laws and regulations relating to environmental protection and operational safety.

   Our pipeline, gathering, storage and terminalling facilities operations are subject to the risk of incurring substantial environmental and safety related costs and liabilities. These costs and liabilities could arise under increasingly strict environmental and safety laws, including regulations and enforcement policies, or claims for damages to property or persons resulting from our operations. If we were not able to recover such resulting costs through insurance or increased tariffs and revenues, our ability to pay principal and interest on the notes could be adversely affected.

   The transportation and storage of crude oil results in a risk that crude oil and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for natural resources damages, liability to private parties for personal injury or property damages, and significant business interruption.

   Our Canadian pipeline assets are subject to federal and provincial regulation.

   Our Canadian pipeline assets are subject to regulation by the National Energy Board and by provincial agencies in Saskatchewan and Alberta. With respect to a pipeline over which it has jurisdiction, each of these agencies has the power to determine the rates we are allowed to charge for transportation on such pipeline. The extent to which regulatory agencies can override existing transportation contracts has not been fully decided.

   Our pipeline systems are dependent upon their interconnections with other crude oil pipelines to reach end markets.

   Reduced throughput on these interconnecting pipelines as a result of testing, line repair, reduced operating pressures or other causes could result in reduced throughput on our pipeline systems that would adversely affect our profitability.

Risks Related to the Exchange Offer and the Notes

   If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

   We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

   If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchaser of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer notes outstanding.

   We have a structure in which our subsidiaries conduct our operations and own our operating assets.

   Our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. Pursuant to the credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

   Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.

   The notes are effectively subordinated to claims of our secured creditors and the guarantees are effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. Although substantially all of our subsidiaries, other than PAA Finance Corp., the co-issuer of the notes, will initially guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes.

   We have substantial leverage that may limit our ability to borrow additional funds, comply with the terms of our indebtedness or capitalize on business opportunities.

   Our leverage is significant in relation to our partners' capital. As of September 30, 2002, our total outstanding long-term debt, including current maturities, was approximately $509.1 million. See "Capitalization." We will be prohibited from making cash distributions during an event of default under any of our indebtedness. Various limitations in our credit facilities may reduce our ability to incur additional debt, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

   Our leverage could have important consequences to investors in the notes. We will require substantial cash flow to meet our principal and interest obligations with respect to the notes and our other consolidated indebtedness. Our ability to make scheduled payments, to refinance our obligations with respect to our indebtedness or our ability to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors. We believe that we will have sufficient cash flow from operations and available borrowings under our bank credit facility to service our indebtedness, although the principal amount of the notes will likely need to be refinanced at maturity in whole or in part. However, a significant downturn in the hydrocarbon industry or other development adversely affecting our cash flow could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot assure you that we would be able to refinance our existing indebtedness or sell assets on terms that are commercially reasonable.

   The instruments governing our debt contain restrictive covenants that may prevent us from engaging in certain beneficial transactions. The agreements governing our debt generally require us to comply with various affirmative and negative covenants including the maintenance of certain financial ratios and restrictions on incurring additional debt, entering into mergers, consolidations and sales of assets, making investments and granting liens. Our leverage may adversely affect our ability to fund future working capital, capital expenditures and other general partnership requirements, future acquisition, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness. Our leverage may also make our results of operations more susceptible to adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

   We may not be able to fund a change of control offer.

   In the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our current bank credit facilities. See "Description of the New Notes--Repurchase at the Option of Holders--Change of Control."

   A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

   Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee.

   A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary's other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

  . that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

  . that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

     . was insolvent or rendered insolvent by reason of the issuance of the guarantee;

     . was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital; or

     . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

   The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

   Among other things, a legal challenge of a subsidiary's guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary's guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee.

   Your ability to transfer the notes may be limited by the absence of a trading market.

   The notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the notes on any securities exchange or stock market. Although the initial purchaser has informed us that it currently intends to make a market in the notes, it is not obligated to do so. In addition, the initial purchaser may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the note holders.

   We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

   Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnerships in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

  . to provide for the proper conduct of our business and the businesses of our operating partnerships (including reserves for future capital expenditures and for our anticipated future credit needs),

  . to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters, or

  .   to comply with applicable law or any of our loan or other agreements.

   Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

                                EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to use our reasonable best efforts to:

  . within 60 days after the original issuance of the outstanding notes on September 25, 2002, file a registration statement with the SEC with respect to a registered offer to exchange each outstanding note for a new note having terms substantially identical in all material respects to such note except that the new note will not contain terms with respect to transfer restrictions or penalty interest; and

  . cause the registration statement to be declared effective under the Securities Act within 180 days after the original issuance of the outstanding notes.

   We have further agreed to offer the new notes in exchange for surrender of the outstanding notes promptly following the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

   We have fulfilled the agreements described in the two preceding bullet points and are now offering eligible holders of the outstanding notes the opportunity to exchange their outstanding notes for new notes registered under the Securities Act. Holders are eligible if they are not prohibited by any law or policy of the SEC from participating in this exchange offer. The new notes will be substantially identical to the outstanding notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights or additional interest.

   Under limited circumstances, we agreed to use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement for the resale of the outstanding notes. We also agreed to use our reasonable best efforts to keep the shelf registration statement effective for up to two years after its effective date. The circumstances include if:

  . a change in law or in applicable interpretations thereof of the staff of the SEC do not permit us to effect the exchange offer;

  . for any other reason the exchange offer is not consummated within 360 days from September 25, 2002, the date of the original issuance of the outstanding notes;

  . the initial purchaser notifies us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

  . any holder other than the initial purchaser is not eligible to participate in the exchange offer.

   We will pay additional cash interest on the applicable outstanding notes, subject to certain exceptions:

  . if the exchange offer registration statement is not filed with the SEC on or before the 60th day after the original issuance of the outstanding notes;

  . if the exchange offer registration statement is not declared effective by the SEC on or before the 180th day after the original issuance of the outstanding notes;

  . if the exchange offer is not consummated on or before the 210th day after September 25, 2002, the date of the original issuance of the outstanding notes;

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

  . if obligated to file a shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 60th day after the date on which the obligation to file a shelf registration statement arises;

  . if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 180th day after the date on which the obligation to file a shelf registration statement arises; or

  . after this registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective (subject to certain exceptions) (each such event referred to in the preceding clauses being a "registration default");

from and including the date on which any such registration default occurs to the date on which all registration defaults have been cured.

   The rate of the additional interest will be 0.25% per year for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per year with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per year. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the new notes.

   Upon the filing or effectiveness of this registration statement, the consummation of the exchange offer, the filing or effectiveness of a shelf registration statement, or the effectiveness of a succeeding registration statement, as the case may be, the interest rate borne by the notes from the date of such effectiveness or consummation, as the case may be, will be reduced to the original interest rate. However, if after any such reduction in interest rate, a different event specified in the clauses above occurs, the interest rate may again be increased pursuant to the preceding provisions.

   To exchange your outstanding notes for transferable new notes in the exchange offer, you will be required to make the following representations:

  .   any new notes will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  . you are not engaged in and do not intend to engage in the distribution of the new notes;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

  .   you are not our "affiliate," as defined in Rule 405 of the Securities Act.

   In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your outstanding notes included in the shelf registration statement. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

   The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Notes

   Based on no action letters of the SEC staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  .   such new notes are acquired in the ordinary course of your business; and

  .   you do not intend to participate in a distribution of the new notes.

   The SEC, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

   If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

  .   cannot rely on such interpretations by the SEC staff; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act.

   This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of the Exchange Offer

   Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

   As of the date of this prospectus, $200,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

   If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

   We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

   The exchange offer will expire at 5:00 p.m. New York City time on January 8, 2002, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

  .   to delay accepting for exchange any outstanding notes,

  .   to extend the exchange offer, or

  .   to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

   We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

   In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

  How to Tender Generally

   Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

     . mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m. New York City time on the expiration date; or

     . comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

   In addition, either:

  . the exchange agent must receive outstanding notes along with the letter of transmittal;

  . the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m. New York City time on the expiration date.

   The tender by a holder that is not withdrawn prior to 5:00 p.m. New York City time on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before 5:00 p.m. New York City time on the expiration date.

   You should not send the letter of transmittal or outstanding notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

  How to Tender if You Are a Beneficial Owner

   If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

  . make appropriate arrangements to register ownership of the outstanding notes in your name; or

  . obtain a properly completed bond power from the registered holder of outstanding notes.

   The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

  Signatures and Signature Guarantees

   You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal;

  . for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

  When You Need Endorsements or Bond Powers

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

  . such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  .   the agreement may be enforced against such participant.

  Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  When We Will Issue New Notes

   In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  . outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  Return of Outstanding Notes Not Accepted or Exchanged

   If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  Your Representations to Us

   By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  . any new notes that you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  . you are not engaged in and do not intend to engage in the distribution of the new notes;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

  .   you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

   The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

  . the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

  . prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery, in either case:

     . setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

     .   stating that the tender is being made thereby, and

     . guaranteeing that, within three (3) New York Stock Exchange ("NYSE") trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     . the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date.

   For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal or

  . you must comply with the appropriate procedures of DTC's automated tender offer program system.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the outstanding notes to be withdrawn, and

  . identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

   If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

   Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  .   SEC registration fees;

  .   fees and expenses of the exchange agent and trustee;

  .   accounting and legal fees and printing costs; and

  .   related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

   If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

   We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                     Plains All American Pipeline
                                                ----------------------------------------------------------------------
                             Predecessor                        Historical                         Pro Forma(3)
                      ------------------------- ------------------------------------------- --------------------------
                                                                                                           Adjusted
                                                November 23                    Nine Months    Adjusted    Nine Months
                       Year Ended  January 1 To      To         Year Ended        Ended      Year Ended      Ended
                      December 31, November 22, December 31,   December 31,   September 30, December 31, September 30,
                      ------------ ------------ ------------ ---------------- ------------- ------------ -------------
                          1997         1998         1998     1999 2000  2001      2002          2001         2002
                      ------------ ------------ ------------ ---- ----- ----- ------------- ------------ -------------
Ratio of Earnings to
 Fixed Charges(1)(2)    1.74x        1.58x        2.19x      --  3.78x 2.26x     2.86x        2.01x         2.27x

--------
(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.
(2) In 1999, available earnings failed to cover fixed charges by $101.8 million. Included in earnings for 1999 was $166.4 million in unauthorized trading losses, a $16.5 million gain on the sale of linefill and restructuring expenses of $1.4 million. If these events had not occurred, the ratio of earnings to fixed charges would have been 2.91x. Income from continuing operations before extraordinary items used to calculate the ratio of earnings to fixed charges for the year ended December 31, 2000, includes a gain on sale of assets of $48.2 million. If this event had not occurred, the ratio of earnings to fixed charges would have been 2.34x.
(3) Pro forma to give effect to this notes offering.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include certain transfer restrictions. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

                         DESCRIPTION OF THE NEW NOTES

   You can find the definitions of certain terms used in this description under the subheading "--Definitions." In this description, the word "Issuers" refers only to Plains All American Pipeline and PAA Finance Corp. and not to any of their subsidiaries and any reference to "Plains All American Pipeline" or "PAA Finance Corp." does not include any of their respective subsidiaries. As used in this section, "PAA Finance Corp." means our corporate subsidiary, PAA Finance Corp., which is a co-issuer of the notes. References to "notes" in this section of the prospectus include both the outstanding notes and the new notes.

   The Issuers will issue the new notes, and the outstanding notes were issued, under an Indenture (the "Indenture") among the Issuers, the Subsidiary Guarantors and Wachovia Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

   The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. Copies of the Indenture are available upon request from Plains All American Pipeline.

   If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such outstanding notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

Brief Description of the Notes and the Guarantees

  The Notes

   The notes are:

  .   general unsecured obligations of the Issuers;

  . equal in right of payment to any existing and future Senior Debt of the Issuers; and

  .   unconditionally guaranteed by the Subsidiary Guarantors.

  The Guarantees

   Initially the Issuers' obligations under the notes were jointly and severally guaranteed by all existing subsidiaries of Plains All American Pipeline (other than PAA Finance Corp. and 3794865 Canada Ltd.).

   Each Guarantee of a Subsidiary Guarantor of these notes is:

  .   a general unsecured obligation of that Subsidiary Guarantor; and

  . equal in right of payment to any existing and future Senior Debt of that Subsidiary Guarantor.

   As of the date of the Indenture, all of our Subsidiaries were "Restricted Subsidiaries." Also, under the circumstances described below under the subheading "--Covenants--Designation of Restricted and Unrestricted

Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Except in limited circumstances specifically described in the Indenture, Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes.

   In addition, Plains All American Pipeline has invested, and may invest in the future, in Joint Ventures. The rights of Plains All American Pipeline to receive assets from any Subsidiary that is not a Subsidiary Guarantor or from any Joint Venture that are attributable to Plains All American Pipeline's Equity Interests therein (and thus the ability of the holders of the notes to benefit indirectly from such assets) are structurally subordinated to the claims of all existing and future third-party indebtedness and liabilities (including trade debt) of such Subsidiary or Joint Venture.

Principal, Maturity and Interest

   The Issuers issued the outstanding notes in an initial aggregate principal amount of $200.0 million. Subject to compliance with the first paragraph of the covenant described below under "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity," we may issue an unlimited amount of additional notes from time to time under the Indenture. The Issuers will issue the new notes, and the outstanding notes were issued, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 15, 2012.

   Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2003. Additional interest ("Additional Interest") may also accrue on the notes in the circumstances described under "Exchange Offer; Registration Rights," and all references to "interest" in this description include any such Additional Interest. The Issuers will make each interest payment to the holders of record of the notes on the immediately preceding April 1 and October 1.

   Interest on the new notes will accrue from the date of original issuance of the outstanding notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest and Additional Interest, if any, on the notes in accordance with those instructions. All other payments on the notes will be made at the corporate trust office of the Trustee, unless the Issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Issuers are not required to register the transfer of or exchange any note selected for redemption or repurchase (except, in the case of a note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Issuers are not required to register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased or during the period between a record date and the next succeeding interest payment date.

   The registered holder of a note will be treated as the owner of it for all purposes.

The Guarantees

   Initially, all of the Restricted Subsidiaries of Plains All American Pipeline (other than PAA Finance Corp. and 3794865 Canada Ltd.) were Subsidiary Guarantors and guarantee our Obligations under the notes. The guarantees are joint and several obligations of the Subsidiary Guarantors. In the future, the Restricted Subsidiaries of Plains All American Pipeline will be required to guarantee our Obligations under the notes and the Indenture under the circumstances described under "Covenants--Additional Subsidiary Guarantees."

   The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Related to the Notes."

   A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, unless:

      (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

      (2) the Person (if not otherwise a Subsidiary Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor pursuant to a supplemental Indenture in form satisfactory to the Trustee, except as provided in the next paragraph.

   Any Subsidiary Guarantor, however, may be merged or consolidated with or into any one or more Subsidiary Guarantors or Plains All American Pipeline.

   The Guarantee of a Subsidiary Guarantor will be released:

      (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation or otherwise), if Plains All American Pipeline applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture relating to Asset Sales; or

      (2) in connection with any sale or other disposition of all of the Equity Interests of a Subsidiary Guarantor, if Plains All American Pipeline applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture relating to Asset Sales; or

      (3) if Plains All American Pipeline designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

      (4) at such time as such Subsidiary Guarantor ceases to guarantee any other Indebtedness of the Issuers or any Restricted Subsidiary of Plains All American Pipeline and has no Indebtedness then outstanding (other than Permitted Debt described in clause (6), (7), (9), (10) or (11) of the definition thereof).

See "--Repurchase at the Option of Holders--Asset Sales."

Optional Redemption

   The Issuers may choose to redeem the notes at any time. If they do so, they may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture.

   To redeem the notes, the Issuers must pay a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of notes of such a redemption is required to include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the redemption date.

   "Applicable Premium" means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of the note and (2) the excess of (a) the present value at such time of the principal amount of such note plus any required interest payments due on such note from the redemption date to October 15, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (b) the principal amount of the note.

   "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2012; provided, however, that if the period from the redemption date to October 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   Except as set forth above, the notes will not be redeemable by the Issuers prior to maturity and will not be entitled to the benefit of any sinking fund. However, under certain circumstances, we may be required to offer to purchase the notes as described under the subheadings "--Repurchase at the Option of Holders--Change of Control" and "--Asset Sales."

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

      (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

      (2) if the notes are not so listed or there are no such requirements, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

   No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price (or its calculation) and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if applicable, cease to accrue on notes or portions of them called for redemption unless the Issuers default in making such redemption payment.

Repurchase at the Option of Holders

  Change of Control

   If a Change of Control occurs, the Issuers will make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Issuers will offer a Change of Control Payment (the "Change of

Control Payment") in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of purchase (the "Change of Control Payment Date"), subject to the rights of each holder in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest on an interest payment date occurring after such Change of Control Payment Date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice.

   On the Change of Control Payment Date, the Issuers will, to the extent lawful:

      (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

      (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

      (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

   The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The Partnership Credit Facilities currently provide that certain change of control events with respect to Plains All American Pipeline would constitute a default thereunder. Any future credit agreements to which Plains All American Pipeline or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under the Credit Facilities, even if the Change of Control does not, due to the financial effect of such a repurchase on Plains All American Pipeline. If a Change of Control occurs at a time when Plains All American Pipeline is prohibited from purchasing notes or a default under the Credit Facilities would result therefrom, Plains All American Pipeline could seek the consent to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Plains All American Pipeline does not obtain such a consent or repay such borrowings, Plains All American Pipeline will remain prohibited from purchasing notes. In such case, Plains All American Pipeline's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, in all likelihood constitute a default under the Credit Facilities. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by Plains All American Pipeline's and its Subsidiaries' then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

   Notwithstanding the preceding paragraphs of this covenant, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a

Change of Control Offer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following:

      (1) the sale, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Plains All American Pipeline and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

      (2) the adoption of a plan relating to the liquidation or dissolution of Plains All American Pipeline, or the removal of the General Partner by the limited partners of Plains All American Pipeline;

      (3) such time as Qualifying Directors cease for any reason to constitute collectively a majority of the members of the Board of Directors of the Managing General Partner in office, which occurrence is followed by a Rating Decline within 90 days thereof; or

      (4) any "person" or "group," as such terms are used in Sections 13(d)(2) and 14(d)(2) of the Exchange Act, excluding the Qualifying Owners identified in clause (i) of the definition of Qualifying Owners, obtains the right to appoint a majority of the Board of Directors, which occurrence is followed by a Rating Decline within 90 days thereof.

   Notwithstanding the preceding, a conversion of Plains All American Pipeline or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the Qualifying Owners beneficially own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

   The definition of Change of Control includes a phrase relating to the sale, transfer, lease, conveyance or other disposition of "all or substantially all" of the assets of Plains All American Pipeline and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "all or substantially all" of a company's assets, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Plains All American Pipeline to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the assets of Plains All American Pipeline and its Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

  Asset Sales

   The Issuers will not, and will not permit their Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) Plains All American Pipeline (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

      (2) such fair market value is determined by (a) an executive officer of the Managing General Partner if the value is less than $10.0 million, as evidenced by an Officers' Certificate delivered to the Trustee, or (b) the Board of Directors if the value is $10.0 million or more, as evidenced by a resolution of such Board of Directors; and

      (3) at least 75% of the consideration therefor received by Plains All American Pipeline or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents, (b) assets or rights used or useful in a

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   Permitted Business or (c) any Permitted Business Investment or any other
   Permitted Investment other than Hedging Obligations. For purposes of this provision, each of the following shall be deemed to be cash:

          (x) any liabilities (as shown on Plains All American Pipeline's or such Restricted Subsidiary's most recent balance sheet) of Plains All American Pipeline or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Plains All American Pipeline or such Restricted Subsidiary from further liability; and

          (y) any securities, notes or other obligations received by Plains All American Pipeline or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods) converted by Plains All American Pipeline or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Plains All American Pipeline or a Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period, provided that such capital expenditure or acquisition is closed within 90 days after the end of such 360-day period) such Net Proceeds at its option:

      (1) to repay Senior Debt of Plains All American Pipeline and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem Senior Debt, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period) with a permanent reduction in availability for any Credit Facilities pursuant to clause (1) of the definition of Permitted Debt;

      (2)  to make a capital expenditure in a Permitted Business;

      (3) to acquire other assets or rights that are used or useful in a Permitted Business; or

      (4) to invest in any other Permitted Business Investment or any other Permitted Investment other than Investments in Cash Equivalents or Hedging Obligations.

   Pending the final application of any such Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture and we will reserve the amount of such Net Proceeds, other than those temporarily applied, in calculating our Available Cash.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make a pro rata offer (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest (including any Additional Interest in the case of the notes), if any, and premium, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, such Excess Proceeds shall be deemed to constitute Available Cash from Operating Surplus for purposes of the Indenture, and Plains All American Pipeline may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for repurchases of notes pursuant to the Asset Sale Offer for notes, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Compliance with Securities Laws

   The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the purchase

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of the notes in a Change of Control Offer or Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have committed a breach of their obligations under the Change of Control or Asset Sale provisions of the Indenture by virtue of such conflict.

Covenants

  Restricted Payments

   Plains All American Pipeline will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

      (1) declare or pay any dividend or make any other payment or distribution on account of Plains All American Pipeline's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Plains All American Pipeline or any of its Restricted Subsidiaries) or to the direct or indirect holders of Plains All American Pipeline's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of Plains All American Pipeline (other than Disqualified Equity) and other than distributions or dividends payable to Plains All American Pipeline or any of its wholly owned Restricted Subsidiaries);

      (2) except to the extent permitted in clause (4) below, purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of Plains All American Pipeline or any of its Restricted Subsidiaries (other than any such Equity Interests owned by Plains All American Pipeline or any of its wholly owned Restricted Subsidiaries);

      (3) except to the extent permitted in clause (4) below, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Plains All American Pipeline or any Restricted Subsidiary that is subordinated by its terms to the notes or the Guarantees except (a) a payment of interest or principal at the Stated Maturity thereof or (b) a purchase, redemption, acquisition or retirement required to be made pursuant to the terms of such Indebtedness (including pursuant to an asset sale or change of control provision); or

      (4) make any Investment other than a Permitted Investment or a Permitted Business Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

      (1) if the Fixed Charge Coverage Ratio for Plains All American Pipeline's four most recent fiscal quarters for which internal financial statements are available is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Plains All American Pipeline and its Restricted Subsidiaries with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

          (a) Available Cash from Operating Surplus with respect to the immediately preceding quarter, plus

          (b) the sum of the aggregate net cash proceeds and the fair market value of any assets or rights used or useful in a Permitted Business received by Plains All American Pipeline or any of its Restricted Subsidiaries in connection with (A) a capital contribution to Plains All American Pipeline from any Person (other than a Restricted Subsidiary of Plains All American Pipeline) made after the Issue Date or a capital contribution to a Restricted Subsidiary from any Person (other than Plains All American Pipeline or another Restricted Subsidiary) made after the Issue Date or (B) an issuance and sale made after the Issue Date of Equity Interests (other than Disqualified Equity) of Plains All American Pipeline

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       or from the issuance or sale made after the Issue Date of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of Plains All American Pipeline that have been converted into or exchanged for such Equity Interests (other than Disqualified Equity), plus

          (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of the refund of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of such disposition, if any) and the initial amount of such Restricted Investment (other than to a Restricted Subsidiary of Plains All American Pipeline), plus

          (d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Plains All American Pipeline or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the Issue Date (items (b), (c) and (d) being referred to as "Incremental Funds"), minus

          (e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

      (2) if the Fixed Charge Coverage Ratio for Plains All American Pipeline's four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Plains All American Pipeline and its Restricted Subsidiaries with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units of Plains All American Pipeline, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

          (a) $75.0 million less the aggregate amount of all Restricted Payments made by Plains All American Pipeline and its Restricted Subsidiaries pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of Plains All American Pipeline immediately preceding the date of such Restricted Payment and beginning on the Issue Date, plus

          (b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

   So long as no Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

      (1) the payment by Plains All American Pipeline or any Restricted Subsidiary of any distribution or dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

      (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of Plains All American Pipeline or any of its Restricted Subsidiaries that is subordinated to the notes or the Guarantees or of any Equity Interests of Plains All American Pipeline or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to Plains All American Pipeline or such Restricted Subsidiary from any Person (other than Plains All American Pipeline or another Restricted Subsidiary) or (b) sale (a sale will be deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale) (other than to a Restricted Subsidiary of Plains All American Pipeline) of Equity Interests (other than Disqualified Equity) of Plains All American Pipeline or such Restricted Subsidiary; provided, however, that the amount of any net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

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      (3)  the defeasance, redemption, repurchase or other acquisition of
   Indebtedness of Plains All American Pipeline or any Restricted Subsidiary that is subordinated to the notes or the Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

      (4) the payment of any distribution or dividend by a Restricted Subsidiary to Plains All American Pipeline or to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

      (5) the purchase or other acquisition of one or more Equity Interests in Plains All American Pipeline from former employees of Plains All American Pipeline; provided, that the aggregate price paid for all such purchased or acquired Equity Interests shall not exceed $2.0 million in any 12-month period;

      (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests to satisfy awards under the General Partner's 1998 Long-Term Incentive Plan, as amended, provided such repurchases do not exceed an aggregate of 1,425,000 common units (as such number may be adjusted for any subdivision or combination of common units) after the issue date of the notes; and

      (7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline pursuant to any management equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests does not exceed $5.0 million in any calendar year; provided, further, that if the amount so paid in any calendar year is less than $5.0 million, such shortfall may be used to so repurchase, redeem, acquire or retire Equity Interests in either of the next two calendar years in addition to the $5.0 million that may otherwise be paid in each such calendar year.

In computing the amount of Restricted Payments previously made for purposes of the immediately preceding paragraph, Restricted Payments made under clause (1) (but only if the declaration or such dividend or other distribution has not been counted in a prior period) and, to the extent of amounts paid to holders other than Plains All American Pipeline or a Restricted Subsidiary, clause (4) of this paragraph shall be included, and Restricted Payments made under clauses
(2), (3), (5), (6) and (7) and, except to the extent noted above, (4) of this paragraph shall not be included. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Plains All American Pipeline or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Managing General Partner whose resolution with respect thereto shall be delivered to the Trustee.

  Incurrence of Indebtedness and Issuance of Disqualified Equity

   Plains All American Pipeline will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt and Disqualified Equity) other than Permitted Debt; provided, however, that Plains All American Pipeline and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt and Disqualified Equity), if the Fixed Charge Coverage Ratio for Plains All American Pipeline's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence by Plains All American Pipeline and any of its Restricted Subsidiaries of the Indebtedness under the Credit Facilities and the guarantees thereof; provided that the aggregate principal

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

   amount of all Indebtedness of Plains All American Pipeline and its Restricted Subsidiaries outstanding under all Credit Facilities pursuant to this paragraph (1), after giving effect to such incurrence, does not exceed $650.0 million less the aggregate amount of all repayments of Indebtedness under the Credit Facilities that have been made by Plains All American Pipeline or any of its Restricted Subsidiaries in respect of Asset Sales to the extent such repayments constitute a permanent reduction of commitments under such Credit Facilities;

      (2) the incurrence by Plains All American Pipeline and its Restricted Subsidiaries of Existing Indebtedness;

      (3) the incurrence by Plains All American Pipeline and the Subsidiary Guarantors of $200.0 million in aggregate principal amount of Indebtedness represented by the notes and the Guarantees and the related Obligations;

      (4) the incurrence by Plains All American Pipeline or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price or cost of construction, improvement or development of property, plant or equipment used in the business of Plains All American Pipeline or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

      (5) the incurrence by Plains All American Pipeline or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

      (6) the incurrence by Plains All American Pipeline or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Plains All American Pipeline and any of its Restricted Subsidiaries; provided, however, that:

          (a) if an Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness to a Restricted Subsidiary of Plains All American Pipeline that is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Plains All American Pipeline, or the Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor,

          (b) such intercompany Indebtedness is owed by Plains All American Pipeline or any of its Restricted Subsidiaries to either Plains All American Pipeline or a Restricted Subsidiary that is wholly owned, directly or indirectly, by Plains All American Pipeline, and

          (c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Plains All American Pipeline or a Restricted Subsidiary that is wholly owned, directly or indirectly, by Plains All American Pipeline and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Plains All American Pipeline or a Restricted Subsidiary that is wholly owned, directly or indirectly, by Plains All American Pipeline, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Plains All American Pipeline or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
       (6);

      (7) the incurrence by Plains All American Pipeline or any of its Restricted Subsidiaries of Hedging Obligations entered into in the ordinary course of business;

      (8) the guarantee by Plains All American Pipeline or any of the Subsidiary Guarantors of Indebtedness of Plains All American Pipeline or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

      (9) Indebtedness in respect of bid, performance, surety and appeal bonds issued for the account of Plains All American Pipeline or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of Plains All American Pipeline or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed);

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      (10)  the incurrence by Plains All American Pipeline or any of its
   Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $20.0 million outstanding at any time; and

      (11) the incurrence by Plains All American Pipeline or any of its Restricted Subsidiaries of Permitted Marketing Obligations, Permitted Contango Market Transaction Obligations and Permitted Operating Obligations.

   To the extent that Plains All American Pipeline's Unrestricted Subsidiaries incur Non-Recourse Debt and any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Plains All American Pipeline that was subject to this covenant.

   For purposes of determining compliance with this "--Incurrence of Indebtedness and Issuance of Disqualified Equity" covenant, in the event that an item of proposed Indebtedness (including Acquired Debt and Disqualified Equity) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Plains All American Pipeline will be permitted, in its sole discretion, to classify such item of Indebtedness on the date it is incurred, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. An item of Indebtedness may be divided and classified in one or more of the types of Permitted Debt.

  Liens

   Plains All American Pipeline will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, without making effective provision whereby all Obligations due under the notes and the Indenture or any Guarantee, as applicable, will be secured by a Lien equally and ratably with any and all Obligations thereby secured for so long as any such Obligations shall be so secured or, in the case of Indebtedness so secured that is expressly subordinated to the notes or any Guarantee, as applicable, by a Lien prior to any Liens securing any and all Obligations thereby secured for so long as any such Obligations shall be so secured.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

   Plains All American Pipeline will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Equity Interests to Plains All American Pipeline or any of Plains All American Pipeline's Restricted Subsidiaries, or pay any Indebtedness owed to Plains All American Pipeline or any of its Restricted Subsidiaries;

      (2) make loans or advances to or make other investments in Plains All American Pipeline or any of its Restricted Subsidiaries; or

      (3) transfer any of its properties or assets to Plains All American Pipeline or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or any Existing Indebtedness to which such agreement relates, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the date of the Indenture;

      (2)  the Indenture, the notes and the Guarantees;

      (3)  applicable law;

      (4) any instrument governing Indebtedness or Equity Interests of a Person acquired by Plains All American Pipeline or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than such Person, or the property or assets of such Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

      (5) customary nonassignment provisions in Hydrocarbon purchase and sale or exchange agreements, or similar operational agreements and in licenses and leases entered into in the ordinary course of business;

      (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

      (7) any agreement for the sale or other disposition of assets or Equity Interests in a Restricted Subsidiary of Plains All American Pipeline that contains any one or more of the restrictions described in clauses (1) through (3) of the preceding paragraph by such Restricted Subsidiary pending its sale or other disposition, provided that such sale or disposition is consummated, or such restrictions are canceled or terminated or lapse, within 90 days;

      (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

      (9) Permitted Liens securing Indebtedness otherwise permitted to be issued pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of Plains All American Pipeline or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

      (10) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions; or

      (11) provisions with respect to the disposition or distribution of assets in joint venture agreements and other similar agreements entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

   Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or
(2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

      (1) either (a) such Issuer is the surviving entity of such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that PAA Finance Corp. may not consolidate or merge with or into any entity other than a corporation satisfying such requirement for so long as Plains All American Pipeline is not a corporation;

      (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Successor") expressly assumes all the obligations of such Issuer under the notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee;

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      (3)  immediately after such transaction no Default or Event of Default exists;

      (4) except in the case of a transaction involving PAA Finance Corp., such Issuer or the Successor will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Equity;" and

      (5) such Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and, if a supplemental Indenture is required, such supplemental Indenture complies with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

Please see "--The Guarantees" for a discussion of the provisions governing a merger or consolidation of a Subsidiary Guarantor.

   Notwithstanding the foregoing paragraph, Plains All American Pipeline is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

      (1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of Plains All American Pipeline into a form of entity other than a limited partnership formed under Delaware law;

      (2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

      (3) the entity so formed by or resulting from such reorganization assumes all the obligations of Plains All American Pipeline under the notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee;

      (4) immediately after such reorganization no Default or Event of Default exists; and

      (5) such reorganization is not materially adverse to the holders of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the holders of the notes solely because the successor or survivor of such reorganization (i) is subject to federal or state income taxation as an entity or (ii) is considered to be an "includable corporation" of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

  Transactions with Affiliates

   Plains All American Pipeline will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

      (1) such Affiliate Transaction is between or among Plains All American Pipeline and any of its Restricted Subsidiaries or is either (x) on terms that are no less favorable to Plains All American Pipeline or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction made on an arm's-length basis with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to Plains All American Pipeline or such Restricted Subsidiary, or (y) in the ordinary course of business and consistent with past practice; and

      (2)  Plains All American Pipeline delivers to the Trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration with a fair market value in excess of $10.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate

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       Transaction has been approved (either pursuant to specific or general resolutions) by a majority of the disinterested members of the Board of Directors of the Managing General Partner or has been approved by an officer pursuant to a delegation (specific or general) of authority from such Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration with a fair market value in excess of $25.0 million, (A) a resolution of the Board of Directors of the Managing General Partner set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors and (B) an opinion as to the fairness to Plains All American Pipeline of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is recognized nationally in the energy industry as an expert in rendering fairness opinions on transactions such as those proposed.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

      (1) any employment, equity award, equity option or equity appreciation agreement or plan entered into by Plains All American Pipeline or any of its Restricted Subsidiaries in the ordinary course of business of Plains All American Pipeline or such Restricted Subsidiary;

      (2) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

      (3) transactions effected in accordance with the terms of agreements as in effect on the Issue Date;

      (4) transactions effected in accordance with the Marketing Agreement that are fair and reasonable to Plains All American Pipeline and its Restricted Subsidiaries;

      (5) customary compensation, indemnification and other benefits made available to officers, directors or employees of Plains All American Pipeline, a Restricted Subsidiary of Plains All American Pipeline or the Managing General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance; and

      (6) loans to officers and employees made in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding.

  Additional Subsidiary Guarantees

   If any Restricted Subsidiary of Plains All American Pipeline that is not then a Subsidiary Guarantor (a) guarantees Indebtedness of either of the Issuers or any other Restricted Subsidiary or (b) incurs Indebtedness (other than Permitted Debt described in clause (6), (7), (9), (10) or (11) of the definition thereof), in either case after the Issue Date, then such Restricted Subsidiary shall execute and deliver a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors of the Managing General Partner may designate any Restricted Subsidiary of Plains All American Pipeline to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary of Plains All American Pipeline is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Plains All American Pipeline and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments," for Permitted Investments or for Permitted Business Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such

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designation. That designation will only be permitted if such Restricted
Payment, Permitted Investment or Permitted Business Investment would be permitted at that time and such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries. Upon the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, the Guarantee of such entity shall be released.

   The Board of Directors of the Managing General Partner may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such designation complies with the requirements of the Indenture described in the definition of "Unrestricted Subsidiary."

  Sale and Lease-Back Transactions

   Plains All American Pipeline will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction; provided that Plains All American Pipeline or any of its Restricted Subsidiaries that is a Subsidiary Guarantor may enter into a sale and lease-back transaction if:

      (1) Plains All American Pipeline or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and lease-back transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Equity," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens"; or

      (2) the gross cash proceeds of that sale and lease-back transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors, of the property that is the subject of such sale and lease-back transaction, and Plains All American Pipeline or such Subsidiary Guarantor applies such proceeds in compliance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales."

  Business Activities; Restrictions on PAA Finance Corp.'s Indebtedness

   Plains All American Pipeline will not, and will not permit any of its Restricted Subsidiaries to, materially or substantially engage in any business other than Permitted Businesses. PAA Finance Corp. may not incur Indebtedness unless (1) Plains All American Pipeline is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to Plains All American Pipeline, used to acquire outstanding debt securities issued by Plains All American Pipeline or used to repay Indebtedness of Plains All American Pipeline as permitted under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Equity." PAA Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for Plains All American Pipeline or its Restricted Subsidiaries.

  Payments for Consent

   Plains All American Pipeline will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  SEC Reports

   Notwithstanding that Plains All American Pipeline may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Plains All American Pipeline will file with the SEC and provide the trustee and holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

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  Covenant Termination

   In the event that at any time (a) the rating assigned to the notes by at least two of S&P, Moody's or Fitch is an Investment Grade Rating and (b) no Default has occurred and is continuing under the Indenture, the Issuers and their Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described above under the caption "Repurchase at the Option of the Holders--Asset Sales," the proviso to the definition of "Unrestricted Subsidiary" and the following provisions of the Indenture described above under the caption "--Covenants":

  .   "--Incurrence of Indebtedness and Issuance of Disqualified Equity,"

  .   "--Restricted Payments,"

  .   "--Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  .   "--Transactions with Affiliates," and

  .   "--Business Activities; Restrictions on PAA Finance Corp.'s Indebtedness."

   However, the Issuers will remain subject to the provisions of the Indenture described above under the caption "Repurchase at the Option of the Holders--Change of Control," and the following provisions of the Indenture described above under the caption "--Covenants":

  .   "--Liens,"

  . "--Sale and Lease-Back Transactions" (other than the financial test set forth in clause (1)(a) of such covenant),

  . "--Merger, Consolidation or Sale of Assets" (other than the financial tests set forth in clause (4) of such covenant),

  .   "--Additional Subsidiary Guarantees,"

  .   "--SEC Reports," and

  .   "--Payments for Consent."

Events of Default and Remedies

   Each of the following is an Event of Default:

      (1) default for 60 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

      (2) default in payment when due of the principal of or premium, if any, on the notes at maturity, upon redemption or otherwise;

      (3) failure by Plains All American Pipeline or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Repurchase at the Option of the Holders--Change of Control" or "--Asset Sales;"

      (4) failure by Plains All American Pipeline or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture (provided that notice need not be given, and an Event of Default shall occur, 30 days after any breach of the covenants under "--Covenants-- Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Equity" and "--Merger, Consolidation or Sale of Assets");

      (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of Plains All American Pipeline's Restricted Subsidiaries (or the payment of which is guaranteed by Plains All American

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

   Pipeline or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default:

          (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or

          (b) results in the acceleration of such Indebtedness prior to its express maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

      (6) failure by an Issuer or any of Plains All American Pipeline's Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

      (7) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

      (8) certain events of bankruptcy or insolvency with respect to an Issuer or any of Plains All American Pipeline's Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (or Additional Interest or premium, if any) on, or the principal of, the notes.

   The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the Managing General Partner or PAA Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders

   No past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of the Issuers, the General Partner, the Managing General Partner or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers or the Subsidiary Guarantors under

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

the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   The Issuers may, at their option and at any time, elect to have all of the Issuers' obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Guarantees ("Legal Defeasance"), except for:

      (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on such notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer) from the trust referred to below;

      (2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith;

      (4)  the Legal Defeasance provisions of the Indenture; and

      (5)  the Issuers' rights of optional redemption.

   In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

      (2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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      (4)  no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

      (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Plains All American Pipeline or any of its Restricted Subsidiaries is a party or by which Plains All American Pipeline or any of its Restricted Subsidiaries is bound;

      (6) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

      (7) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding other creditors of the Issuers; and

      (8) the Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the defeasance have been complied with.

Amendment, Supplement and Waiver

   Generally, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees and the notes with the written consent of the holders of at least a majority in principal amount of the notes then outstanding, including provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders." However, without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a nonconsenting holder):

      (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

      (2)  reduce the principal of or change the fixed maturity of any note;

      (3) reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

      (4) reduce the rate of or change the time for payment of interest on any note;

      (5) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on, or Additional Interest, if any, with respect to, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

      (6) release any security that may have been granted with respect to the notes;

      (7) make any note payable in currency other than that stated in the notes;

      (8) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, interest or Additional Interest, if any, on the notes;

      (9) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

      (10) except as otherwise permitted in the Indenture, release any Subsidiary Guarantor from its obligations under its Guarantee or the Indenture or change any Guarantee in any manner that would adversely affect the rights of holders; or

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

      (11) make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

   Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the notes:

      (1)  to cure any ambiguity, defect or inconsistency;

      (2) to provide for uncertificated notes in addition to or in place of certificated notes;

      (3) to provide for the assumption of an Issuer's or Subsidiary Guarantor's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's or Subsidiary Guarantor's assets;

      (4) to add or release Subsidiary Guarantors pursuant to the terms of the Indenture;

      (5) to make any changes that would provide any additional rights or benefits to the holders of notes that do not, taken as a whole, adversely affect the rights under the Indenture of any holder of the notes;

      (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

      (7) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee;

      (8)  to add any additional Events of Default; or

      (9)  to secure the notes and/or the Guarantees.

Concerning the Trustee

   If the Trustee becomes a creditor of an Issuer or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest and a Default occurs it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security or indemnity satisfactory to it against any cost, liability or expense.

Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided:

   "Acquired Debt" means, with respect to any specified Person:

      (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

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      (2)  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person shall be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the preceding, the term "Affiliate" shall not include a Restricted Subsidiary of any specified Person.

   "Asset Sale" means:

      (1) the sale, lease, conveyance or other disposition of any assets or rights, other than dispositions of inventory and obsolete equipment in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Plains All American Pipeline or Plains All American Pipeline and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of the Holders--Change of Control," and/or the provisions described above under the caption "--Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

      (2) the issuance of Equity Interests by any of Plains All American Pipeline's Restricted Subsidiaries or the sale by Plains All American Pipeline or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

      (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or (b) results in Net Proceeds to Plains All American Pipeline and its Restricted Subsidiaries of less than $5.0 million;

      (2) a transfer of assets or Equity Interests in a Restricted Subsidiary of Plains All American Pipeline between or among Plains All American Pipeline and its Restricted Subsidiaries;

      (3) an issuance of Equity Interests by a Restricted Subsidiary of Plains All American Pipeline to Plains All American Pipeline or to another Restricted Subsidiary that is wholly owned, directly or indirectly, by Plains All American Pipeline;

      (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Covenants--Restricted Payments";

      (5) any transaction whereby assets or rights (including (a) Equity Interests in any Subsidiary or Joint Venture and (b) in the case of an exchange or a contribution for tangible assets, up to 25% in the form of cash, Cash Equivalents, accounts receivable or other current assets), owned by Plains All American Pipeline or any of its Restricted Subsidiaries are exchanged or contributed for the Equity Interests of a Joint Venture or Unrestricted Subsidiary in a transaction that satisfies the requirements of Permitted Business Investment or for other assets (not more than 25% of which consists of cash, Cash Equivalents, accounts receivable or other current assets) or rights (including Equity Interests in any Subsidiary or Joint Venture) so long as (i) the fair market value of the assets or rights (if other than a Permitted Business Investment) received is substantially equivalent to the fair market value of the assets or properties given up, and (ii) any cash received in such exchange or contribution by Plains All American Pipeline or any of its Restricted Subsidiaries is applied in accordance with the foregoing "--Repurchase at the Option of the Holders--Asset Sales" covenant;

      (6) any sale, transfer or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

      (7) the creation or perfection of a Lien on any properties or assets (or any income or profit therefrom) of Plains All American Pipeline or any of its Restricted Subsidiaries that is not prohibited by the covenant described under the caption "--Covenants--Liens";

      (8) the surrender or waiver of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind; and

      (9) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

   "Attributable Debt" in respect of a sale and lease-back transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and lease-back transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

   "Available Cash" has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.

   "Board of Directors" means (a) with respect to Plains All American Pipeline, the board of directors of the Managing General Partner, and (b) with respect to PAA Finance Corp., its board of directors or, in each case, with respect to any determination or resolution permitted to be made under the Indenture, any authorized committee or subcommittee of such board.

   "Board Resolution" means a copy of a resolution certified by the appropriate person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

   "Cash Equivalent" means:

      (1) United States or Canadian dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

      (2) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any other country whose sovereign debt has a rating of at least A3 from Moody's and at least A- from S&P or any agency or instrumentality of any such government (provided that the full faith and credit of such government is pledged in support thereof), in each case having maturities of not more than one year from the date of acquisition;

      (3) certificates of deposit, time deposits and Eurodollar deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days, demand and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender under the Partnership Credit Facilities or any commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

      (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within 270 days after the date of acquisition;

      (6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above, provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed $10.0 million in the aggregate at any one time; and

      (7) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
   (5) of this definition.

   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

      (1) an amount equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

      (2) an amount equal to any extraordinary loss of such Person and its Restricted Subsidiaries plus any net loss realized by such Person and its Restricted Subsidiaries in connection with an Asset Sale, disposition of any securities or extinguishment of Indebtedness, to the extent such losses were deducted in computing such Consolidated Net Income; plus

      (3) the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period or foreign withholding taxes, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

      (4) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, excluding any such expenses to the extent incurred by a Person that is not a Restricted Subsidiary of the Person for which the calculation is being made; plus

      (5) depreciation, depletion and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income (excluding any such expenses to the extent incurred by a Person that is neither an Issuer nor a Restricted Subsidiary of an Issuer); minus

      (6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Plains All American Pipeline shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Plains All American Pipeline only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Plains All American Pipeline by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, partners or members.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

      (1) the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of all Persons that are Unrestricted Subsidiaries shall be excluded (without duplication);

      (2) the earnings included therein attributable to all entities that are accounted for by the equity method of accounting and the aggregate Net Income (but not net loss in excess of such aggregate Net Income) included therein attributable to all entities constituting Joint Ventures that are accounted for on a consolidated basis (rather than by the equity method of accounting) shall be excluded;

      (3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Indenture or its Guarantee), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

      (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

      (5) the cumulative effect of a change in accounting principles shall be excluded; and

      (6) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Statement of Financial Accounting Standards No. 133 or EITF 98-10 shall be excluded.

   "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, and (ii) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

   "Contango Market Transaction" means a transaction in which Plains All American Pipeline or any of its Restricted Subsidiaries establishes a position using New York Mercantile Exchange Crude Oil Futures contracts to purchase Hydrocarbons for future delivery to Plains All American Pipeline or such Restricted Subsidiary, and contemporaneously with such purchase transaction either (1) establishes one or more positions using New York Mercantile Exchange Crude Oil Futures contracts to resell at a date after such delivery date, or
(2) enters into a contract with that Person or another Person to resell at a date after such delivery date, a similar aggregate quantity and quality of Hydrocarbons as so purchased by Plains All American Pipeline or such Restricted Subsidiary, as applicable, and at an aggregate price greater than the Indebtedness incurred for the Hydrocarbons so purchased by Plains All American Pipeline or such Restricted Subsidiary.

   "Credit Facilities" means, with respect to Plains All American Pipeline, PAA Finance Corp. or any Restricted Subsidiary of Plains All American Pipeline, one or more debt, letter of credit or bankers' acceptances facilities or commercial paper facilities, including the Partnership Credit Facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers' acceptances or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, rearranged, increased, refunded, replaced or refinanced in whole or in part from time to time.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Equity" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require Plains All American Pipeline or a Restricted Subsidiary of Plains All American Pipeline to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity if the terms of such Equity Interests provide that Plains All American Pipeline or such Restricted Subsidiary may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Covenants--Restricted Payments."

   "Equity Interests" means:

      (1)  in the case of a corporation, corporate stock;

      (2) in the case of an association or a business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

      (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

      (5) all warrants, options or other rights to acquire any of the interests described in clauses (1) through (4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1) through (4) above).

   "Equity Offering" means any sale for cash of Equity Interests of Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline (excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Equity) (a) to the public pursuant to an effective registration under the Securities Act or (b) in a private placement pursuant to an exemption from the registration requirements of the Securities Act.

   "Existing Indebtedness" means the aggregate principal amount of Indebtedness of Plains All American Pipeline and its Restricted Subsidiaries in existence on the date of the Indenture.

   "Fitch" means Fitch, Inc. or any successor to the rating agency business thereof.

   "Fixed Charges" means, with respect to any Person, for any period, the aggregate amount of (1) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its consolidated Restricted Subsidiaries (including (a) original issue discount on any Indebtedness and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period), (2) charges incurred in respect of letter of credit or bankers' acceptance financings, and (3) dividend requirements on Disqualified Equity of such Person and its consolidated Restricted Subsidiaries (whether in cash or otherwise (non-cash dividends being valued as determined in good faith by the Board of Directors of such Person, as evidenced by a Board Resolution)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation.

   For purposes of the definition of Fixed Charges, (a) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, subject to the proviso in clause
(c); (c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Managing General Partner may designate (provided that, for the period following the date on which the rate actually chosen ceases to be in effect, the Managing General Partner may designate an optional rate other than that actually chosen, which optional rate shall be deemed to accrue at a fixed rate per annum equal to the rate of interest on such optional rate in effect on the date Fixed Charges are being calculated); and (d) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with obligations pursuant to Hedging Obligations attributable to such period.

   "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of (1) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges that such Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter on the aggregate amount of Indebtedness outstanding on the Transaction Date, including any Indebtedness proposed to be incurred on such date and excluding any Indebtedness repaid with the proceeds of such Indebtedness (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the Transaction Date occurred).

   In addition to, but without duplication of, the preceding paragraph, for purposes of this definition Consolidated Cash Flow shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to:

      (1) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of such Person;

      (2) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the Indenture, including but not limited to Permitted Business Investments held by such Person or any Restricted Subsidiary of such Person, as if such acquisition had occurred on the first day of the Reference Period;

      (3) any sales or other dispositions of assets by such Person or any Restricted Subsidiary of such Person occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or assets sale had occurred on the first day of the Reference Period; and

      (4) interest income reasonably anticipated by such Person to be received during the Pro Forma Period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Transaction Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio.

   "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

   "General Partner" means Plains AAP, L.P., a Delaware limited partnership, and its successors and permitted assigns as general partner of Plains All American Pipeline.

   "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, or through letters of credit or reimbursement, "claw-back," "make-well" or "keep-well" agreements in respect thereof), of all or any part of the payment of any Indebtedness. The term "guarantee" used as a verb has a corresponding meaning.

   "Guarantee" means a guarantee of the notes given by a Subsidiary Guarantor pursuant to the Indenture.

   "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or Hydrocarbon hedge contracts or Hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

   "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

      (1)  borrowed money;

      (2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), other than letters of credit issued by such Person in the ordinary course of business, to the extent not drawn;

      (3)  obligations for the reimbursement of banker's acceptances;

      (4)  Capital Lease Obligations;

      (5) all Attributable Debt of such Person in respect of any sale and lease-back transactions not involving a Capital Lease Obligation;

      (6) the balance deferred and unpaid of the purchase price of any property, except to the extent payable in Equity Interests and except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

      (7)  Disqualified Equity; or

      (8)  any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, bankers' acceptances and Hedging Obligations) but excluding amounts recorded in accordance with Statement of Financial Accounting Standards No. 133 would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all obligations of the type referred to in clauses (1) through

(8) above of others secured by a Lien on any asset of the specified Person (whether or not such obligations are assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any obligations of the type referred to in clauses (1) through (8) above of any other Person, provided that a guarantee otherwise permitted by the Indenture to be incurred by Plains All American Pipeline or any of its Restricted Subsidiaries of Indebtedness incurred by Plains All American Pipeline or a Restricted Subsidiary in compliance with the terms of the Indenture shall not constitute a separate incurrence of Indebtedness.

   The amount of any noncontingent Indebtedness outstanding as of any date shall be:

      (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

      (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   The amount of any contingent obligations constituting Indebtedness as of any date shall be the maximum amount of such obligations at such date, assuming the contingency in respect thereof had occurred as of such date.

   For purposes of clause (7) of the first paragraph of this definition, Disqualified Equity shall be valued at the maximum fixed redemption, repayment or repurchase price, which shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Equity is not then permitted by its terms to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Equity.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P or Fitch.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Covenants--Restricted Payments,"
(1) the term "Investment" shall include the portion (proportionate to Plains All American Pipeline's Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Plains All American Pipeline or any of its Restricted Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Plains All American Pipeline or such Restricted Subsidiary shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time immediately before the effectiveness of such redesignation less the portion (proportionate to Plains All American Pipeline's or such Restricted Subsidiary's Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Plains All American Pipeline. If Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Plains All American Pipeline such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Plains All American Pipeline, Plains All American Pipeline shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Covenants--Restricted Payments."

   "Issue Date" means the date of the first issuance of the notes under the Indenture.

   "Joint Venture" means any Person that is not a direct or indirect Subsidiary of Plains All American Pipeline in which Plains All American Pipeline or any Restricted Subsidiary makes an Investment.

   "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security, claim, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

   "Managing General Partner" means Plains All American GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the General Partner or as the business entity with the ultimate authority to manage the business and operations of Plains All American Pipeline.

   "Marketing Agreement" means the Crude Oil Marketing Agreement among Plains Resources Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains Marketing, L.P. dated as of November 23, 1998, as such agreement may be amended, modified or supplemented from time to time.

   "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

      (1) the aggregate gain (but not loss in excess of such aggregate gain), together with any related provision for taxes on such gain, realized in connection with:

          (a)  any Asset Sale; or

          (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

      (2) the aggregate extraordinary gain (but not loss in excess of such aggregate extraordinary gain), together with any related provision for taxes on such aggregate extraordinary gain (but not loss in excess of such aggregate extraordinary gain).

   "Net Proceeds" means, with respect to any Asset Sale, an amount equal to the aggregate proceeds received by Plains All American Pipeline or any of its Restricted Subsidiaries in cash or Cash Equivalents in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale), net of, without duplication, (1) the direct costs relating to such Asset Sale, including, without limitation, brokerage commissions and legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and any relocation expenses incurred as a result thereof, (2) taxes paid or estimated to be payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets or for liabilities associated with such Asset Sale and retained by Plains All American Pipeline or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Plains All American Pipeline or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

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   "Non-Recourse Debt" means Indebtedness as to which:

      (1) neither Plains All American Pipeline nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
   (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender of such Indebtedness;

      (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Plains All American Pipeline or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

      (3) the lenders have been notified in writing that they will not have any recourse to the stock or assets of Plains All American Pipeline or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, liquidated damages, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Operating Surplus" shall have the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.

   "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., amended and restated effective as of June 27, 2001, as such may be amended, modified or supplemented from time to time.

   "Partnership Credit Facilities" means (1) the Second Amended and Restated Credit Agreement [Letter of Credit and Hedged Inventory Facility] dated July 2, 2002 and (2) the Second Amended and Restated Credit Agreement [Revolving Credit Facility] dated July 2, 2002, each among Plains Marketing, L.P., All American Pipeline, L.P., Plains All American Pipeline, L.P., and Fleet National Bank and certain other lenders party thereto, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, and any amendments, modifications or supplements thereto and any agreement providing therefor (including any restatement thereof and any increases in the amount of commitments thereunder), whether by or with the same or any other lenders, creditors, group of lenders or group of creditors and including related notes, guarantees, collateral security documents and other instruments and agreements executed in connection therewith.

   "Permitted Business" means either (1) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of Hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling Hydrocarbons, including, without limitation, constructing pipeline, platform, dehydration, processing and other energy-related facilities, and activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Internal Revenue Code of 1986, as amended.

   "Permitted Business Investments" means Investments by Plains All American Pipeline or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Plains All American Pipeline or in any Joint Venture, provided that:

      (1) either (a) at the time of such Investment and immediately thereafter, Plains All American Pipeline could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity" above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under "--Covenants--Restricted Payments") not previously expended at the time of making such Investment;

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      (2)  if such Unrestricted Subsidiary or Joint Venture has outstanding
   Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to Plains All American Pipeline or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which Plains All American Pipeline or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee (including, without limitation, any "claw-back," "make-well" or "keep-well" arrangement) could, at the time such Investment is made, be incurred at that time by Plains All American Pipeline and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity"; and

      (3) such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

   "Permitted Contango Market Transaction Obligations" means Indebtedness of Plains All American Pipeline or any of its Restricted Subsidiaries under letters of credit, bankers' acceptances or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligations of Plains All American Pipeline or any Restricted Subsidiary by Plains All American Pipeline or any other Restricted Subsidiary, as applicable, related to a Contango Market Transaction, provided that, (1) if Plains All American Pipeline or such Restricted Subsidiary has entered into such a contract to resell at a subsequent date, as distinguished from establishing a position using New York Mercantile Exchange Crude Oil Future contracts to resell at a subsequent date, (a) the Person with which Plains All American Pipeline or such Restricted Subsidiary has such contract to sell has an Investment Grade Rating, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an Investment Grade Rating, or (b) such Person posts a letter of credit in favor of Plains All American Pipeline or such Restricted Subsidiary with respect to such contract and (2) for the period commencing on the date Plains All American Pipeline or such Restricted Subsidiary is obligated to take delivery of such Hydrocarbons so purchased by it and until and including the date on which delivery to the purchaser is fulfilled, Plains All American Pipeline or such Restricted Subsidiary has the right and ability to store such quantity and quality of Hydrocarbons in storage facilities owned, leased, operated or otherwise controlled by Plains All American Pipeline or any Restricted Subsidiary or in pipelines, or such Hydrocarbons are in transit to such facilities.

   "Permitted Investments" means:

      (1) any Investment in Plains All American Pipeline or in a Restricted Subsidiary of Plains All American Pipeline (excluding redemptions, purchases, acquisitions or other retirements of Equity Interests in Plains All American Pipeline);

      (2)  any Investment in cash or Cash Equivalents;

      (3) any Investment by Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline in a Person if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of Plains All American Pipeline; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Plains All American Pipeline or a Restricted Subsidiary of Plains All American Pipeline;

      (4) any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or (b) a disposition of assets not constituting an Asset Sale pursuant to clause (1) of the items deemed not to be Asset Sales under the definition of "Asset Sale";

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      (5)  payroll advances in the ordinary course of business and other advances and loans to officers and employees of Plains All American Pipeline or any of its Restricted Subsidiaries, so long as the aggregate principal amount of such advances and loans that constitute Investments does not exceed $2.0 million at any one time outstanding;

      (6) Investments in stock, obligations or securities received in settlement of debts owing to Plains All American Pipeline or any of its Restricted Subsidiaries as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Plains All American Pipeline or any such Restricted Subsidiary, in each case as to debts owing to Plains All American Pipeline or any of its Restricted Subsidiaries that arose in the ordinary course of business of Plains All American Pipeline or any such Restricted Subsidiary;

      (7)  any Investment in Hedging Obligations;

      (8) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers' compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

      (9) any Investments required to be made pursuant to any agreement or obligation of Plains All American Pipeline or any of its Restricted Subsidiaries in effect on the Issue Date and listed on a schedule to the Indenture;

      (10) other Investments in any Person engaged in a Permitted Business (other than an investment in an Unrestricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the Indenture and existing at the time the Investment, which is the subject of the determination, was made, not to exceed $5.0 million; and

      (11) Investments in any Unrestricted Subsidiary or Joint Venture having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the Indenture and existing at the time the Investment, which is the subject of the determination, was made, not to exceed $5.0 million.

   "Permitted Liens" means:

      (1) Liens securing Indebtedness under the Credit Facilities in an aggregate principal amount not to exceed $1.13 billion;

      (2) Liens securing reimbursement obligations of Plains All American Pipeline or any of its Restricted Subsidiaries with respect to letters of credit or bankers' acceptances encumbering only documents and other property relating to such letters of credit and the products and proceeds thereof;

      (3) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Plains All American Pipeline and its Restricted Subsidiaries;

      (4) Liens in favor of Plains All American Pipeline or any of its Restricted Subsidiaries;

      (5) any interest or title of a lessor in the property subject to a Capital Lease Obligation or an operating lease;

      (6) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline, provided that such Liens were in existence prior to its contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Plains All American Pipeline or such Restricted Subsidiary;

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      (7)  (a) Liens on property existing at the time of acquisition thereof by
   Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline, or (b) Liens on property of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the Indenture, provided that such Liens were in existence prior to the contemplation of such acquisition or designation and relate solely to such property, accessions thereto and the proceeds thereof;

      (8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (9) Liens on any property or asset acquired, developed, constructed, repaired or improved by Plains All American Pipeline or any of its Restricted Subsidiaries in the ordinary course of business (a "Purchase Money Lien"), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement of such asset or property, (b) are created within 360 days after the date of acquisition, development, construction, repair or improvement,
   (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to the lesser of (x) 100% of the cost of such property or asset acquired, developed, constructed, repaired or improved (taking into consideration the cost of such acquisition, development, construction, repair or improvement) or (y) 100% of the fair market value (as determined by the Board of Directors of the Managing General Partner) of such acquisition, development, construction, repair or improvement of such asset or property, and (d) are limited to the asset or property so acquired, developed, constructed, repaired or improved (including proceeds thereof, accessions thereto and upgrades thereof);

      (10) Liens existing on the date of the Indenture, other than Liens securing the Credit Facilities;

      (11) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture otherwise permitted by the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity";

      (12) Liens on pipelines or pipeline facilities that arise by operation of law;

      (13) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of Plains All American Pipeline's or any Restricted Subsidiary's business that are customary in the Permitted Business;

      (14) prejudgment, judgment and attachment Liens not giving rise to a Default or an Event of Default;

      (15) Liens securing Obligations of the Issuers under the notes and the Indenture and the Subsidiary Guarantors under the Guarantees;

      (16) Liens upon specific items of inventory, receivables or other goods and proceeds of Plains All American Pipeline or any of its Restricted Subsidiaries securing such Person's obligations in respect of bankers' acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods and permitted by the covenant described under "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity";

      (17) Liens securing any Indebtedness equally and ratably with all Obligations due under the notes, the Indenture or any Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described under "--Covenants--Liens";

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      (18)  Liens incurred in the ordinary course of business of Plains All
   American Pipeline or any Restricted Subsidiary of Plains All American Pipeline with respect to Indebtedness that at the time of incurrence does not exceed 10% of the Consolidated Net Tangible Assets of Plains All American Pipeline;

      (19) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Plains All American Pipeline or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

      (20) Liens to secure performance of Hedging Obligations of Plains All American Pipeline or a Restricted Subsidiary of Plains All American Pipeline; and

      (21) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (20) above; provided that (a) the principal amount of the Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

   "Permitted Marketing Obligations" means, other than Permitted Operating Obligations or Indebtedness relating to Contango Market Transactions, Indebtedness of Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligations of Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline by any other Restricted Subsidiary or Plains All American Pipeline, as applicable, related to the purchase by Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline of Hydrocarbons for which Plains All American Pipeline or such Restricted Subsidiary has contracts to sell; provided, that if such Indebtedness or obligations are guaranteed by Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline, then either (1) the Person with which Plains All American Pipeline or such Restricted Subsidiary has contracts to sell has an Investment Grade Rating, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an Investment Grade Rating, or (2) such Person posts, or has posted for it, a letter of credit in favor of Plains All American Pipeline and such Restricted Subsidiary with respect to all of such Person's obligations to Plains All American Pipeline or such Restricted Subsidiary under such contracts.

   "Permitted Operating Obligations" means Indebtedness of Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline in the ordinary course of business (excluding obligations related to the purchase by Plains All American Pipeline or any Restricted Subsidiary of Plains All American Pipeline of Hydrocarbons for which Plains All American Pipeline or such Restricted Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

   "Permitted Refinancing Indebtedness" means any Indebtedness of Plains All American Pipeline or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Plains All American Pipeline or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded);

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      (2)  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (4) if Plains All American Pipeline is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Indebtedness is solely its Indebtedness.

   "Qualifying Director" means (1) any Person who is a member of the Board of Directors of the Managing General Partner on the Issue Date, (2) any Person who, at the time of initial appointment or election to the Board of Directors of the Managing General Partner, is designated by any Qualifying Owner as its representative on the Board of Directors of the Managing General Partner and
(3) any Person elected as a member of the Board of Directors of the Managing General Partner by a majority of the ownership interests in the Managing General Partner at a time when Qualifying Owners own a majority of the ownership interests of the Managing General Partner entitling the holders thereof to vote in elections for directors.

   "Qualifying Owners" means (1) the owners of the Managing General Partner on Issue Date, consisting of Plains Holdings Inc., E-Holdings III, L.P., Kafu Holdings, L.P., Mark E. Strome, First Union Investors, Inc. and Sable Investments, L.P. or any Affiliate of the foregoing and (2) any transferee of any of the foregoing to the extent such transferee is approved by a majority of the ownership interests of the then existing Qualifying Owners (other than the transferor) or any Affiliate of any of the foregoing.

   "Rating Category" means:

      (1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

      (2) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

   "Rating Decline" means a decrease in the rating of the notes by either Moody's or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or - for S&P, and 1, 2 and 3 for Moody's, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

   "Restricted Investment" means an Investment other than a Permitted Investment or a Permitted Business Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, PAA Finance Corp. shall be a Restricted Subsidiary of Plains All American Pipeline.

   "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

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   "Senior Debt" means:

      (1) all Indebtedness outstanding under the Credit Facilities and all Hedging Obligations;

      (2) any other Indebtedness permitted to be incurred by Plains All American Pipeline and the Restricted Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated or junior in right of payment to the notes; and

      (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

      (1) any Indebtedness that is expressly subordinated or junior in right of payment to any Indebtedness of Plains All American Pipeline or any Subsidiary Guarantor;

      (2)  any obligations with respect to any Equity Interests;

      (3) any liability for federal, state, local or other taxes owed or owing by Plains All American Pipeline or any Subsidiary Guarantor;

      (4) any Indebtedness of Plains All American Pipeline or any of its Subsidiaries to any of its Subsidiaries or other Affiliates;

      (5)  any trade payables; or

      (6)  any Indebtedness that is incurred in violation of the Indenture.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

   "Stated Maturity" means, at any time, with respect to any installment of interest or principal on any series of debt securities under the Indenture, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness or such later date as such documentation shall provide at that time, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person:

      (1) any corporation, association or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

      (2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or
   (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

   "Subsidiary Guarantors" means each of:

      (1)  the Subsidiaries of Plains All American Pipeline on the Issue Date;

      (2) any other Subsidiary that executes a supplemental indenture to provide a Guarantee in accordance with the provisions of the Indenture; and

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      (3)  their respective successors and assigns.

Notwithstanding anything in the Indenture to the contrary, neither PAA Finance Corp. nor 3794865 Canada Ltd. shall be a Subsidiary Guarantor.

   "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clause (1) or (2) above, are not callable or redeemable at the option of the issuers thereof; or (3) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

   "Unrestricted Subsidiary" means any Subsidiary of Plains All American Pipeline (other than PAA Finance Corp.) that is designated by the Board of Directors of Plains All American Pipeline as an Unrestricted Subsidiary pursuant to a Board Resolution; provided that (1) all Indebtedness of such Subsidiary is Non-Recourse Debt or any Indebtedness of such Subsidiary (whether contingent or otherwise and whether pursuant to the terms of such Indebtedness or the terms governing the organization of such Subsidiary or by law) that (a) is guaranteed by Plains All American Pipeline or any other Restricted Subsidiary or is otherwise recourse to or obligates Plains All American Pipeline or any Restricted Subsidiary in any way (including any "claw-back," "keep-well," "make-well" or other agreements, arrangements or understandings to maintain the financial performance of such Subsidiary or to otherwise infuse or contribute cash to such Subsidiary), or (b) subjects any property or assets of Plains All American Pipeline or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness, shall be treated as an incurrence of such Indebtedness and an Investment in that Subsidiary by Plains All American Pipeline or such Restricted Subsidiary (or both), as the case may be, and subject to the provisions of the Indenture described above under the caption "--Covenants--Restricted Payments" and under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity" at the time of the designation of such Subsidiary as an Unrestricted Subsidiary or, if later, at the time such Unrestricted Subsidiary becomes obligated with respect to that Indebtedness, (2) no Equity Interests of a Restricted Subsidiary are held by such Subsidiary, directly or indirectly, and (3) the amount of Plains All American Pipeline's Investment, as determined at the time of such designation, in such Subsidiary since the Issue Date to the date of designation is treated as of the date of such designation as a Restricted Investment, Permitted Investment or Permitted Business Investment, as applicable. As of the date of the Indenture, no Subsidiary of Plains All American Pipeline is designated as an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, PAA Finance Corp. shall not be, and shall not be designated as, an Unrestricted Subsidiary.

   Any designation of a Subsidiary of Plains All American Pipeline as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Plains All American Pipeline as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity," Plains All American Pipeline shall be in default of such covenant. The Board of Directors of Plains All American Pipeline may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such

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designation shall be deemed to be an incurrence of Indebtedness by a Restricted
Subsidiary of Plains All American Pipeline of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if
(1) such Indebtedness is permitted under the covenant described under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Disqualified Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of any Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

      (2)  the then outstanding principal amount of such Indebtedness.

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                       FEDERAL INCOME TAX CONSIDERATIONS

Federal Income Tax Considerations of the Exchange of Outstanding Notes for New Notes

   The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

   We believe that the exchange of outstanding notes for new notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

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                             PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

  .   you acquire the new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.
   You may not participate in the exchange offer if you are:

  .   our "affiliate" within the meaning of Rule 405 under the Securities Act;
      or

  .   a broker-dealer that acquired outstanding notes directly from us.

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, promptly available to any broker-dealer for use in connection with any such resale. In addition, until February 26, 2002, all dealers effecting transactions in new notes may be required to deliver a prospectus.

   If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering--Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  .   in the over-the-counter market;

  .   in negotiated transactions;

  . through the writing of options on the new notes or a combination of such methods of resale;

  .   at market prices prevailing at the time of resale; and

  .   at prices related to such prevailing market prices or negotiated prices.

   Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes

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

and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P.

                                    EXPERTS

   The consolidated financial statements of Plains All American Pipeline, L.P. and subsidiaries (the "Partnership") as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, the combined financial statements of Basin Pipeline System, Rancho Pipeline System and the Permian Basin Gathering System Transportation Businesses as of December 31, 2001 and for the year then ended, incorporated in this prospectus by reference to the Partnership's Current Report on Form 8-K filed August 9, 2002, and the balance sheet of Plains AAP, L.P. as of December 31, 2001, incorporated by reference in this prospectus to
Exhibit 99.1 to the Partnership's Current Report on Form 8-K filed May 24, 2002, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza 450 Fifth Street, N.W., Washington, D.C. 20549, or may be obtained on the Internet at http://www.sec.gov. Copies can be obtained by mail at prescribed rates. Our common units are traded on the New York Stock Exchange and, as a result, the periodic reports and other information filed by us with the SEC can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

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                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We hereby incorporate by reference in this prospectus:

  .   Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2001;

  .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  .   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  . Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002; and

  . Our Current Reports on Form 8-K filed on November 15, 2002, November 8, 2002, August 21, 2002, August 15, 2002, August 9, 2002, May 24, 2002, May
      7, 2002, March 14, 2002, March 6, 2002 and March 1, 2002.

   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

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                          FORWARD-LOOKING STATEMENTS

   All statements, other than statements of historical fact, included in this prospectus and incorporated by reference are forward-looking statements, including, but not limited to, statements identified by the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

  . abrupt or severe production declines or production interruptions in outer continental shelf production located offshore California and transported on the All American Pipeline;

  . declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers;

  . the availability of adequate supplies of and demand for crude oil in the areas in which we operate;

  .   the effects of competition;

  .   the success of our risk management activities;

  .   the impact of crude oil price fluctuations;

  . the availability (or lack thereof) of acquisition or combination opportunities;

  .   successful integration and future performance of acquired assets;

  .   continued creditworthiness of, and performance by, counterparties;

  . successful third-party drilling efforts and completion of announced oil-sands projects;

  . our levels of indebtedness and our ability to receive credit on satisfactory terms;

  .   shortages or cost increases of power supplies, materials or labor;

  .   weather interference with business operations or project construction;

  .   the impact of current and future laws and governmental regulations;

  .   the currency exchange rate of the Canadian dollar;

  . environmental liabilities that are not covered by an indemnity or insurance;

  .   fluctuations in the debt and equity markets; and

  .   general economic, market or business conditions.

   Other factors described herein or incorporated by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors." Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

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